Exhibit 99.1

NEWS RELEASE
For more information contact:
Rick Mills, SVP & Chief Financial Officer
Phone: (716) 635-5000
Email: wmills@topsmarkets.com
FOR IMMEDIATE RELEASE
Tops Holding Corporation Reports Increases in Sales and Operating Profit
in Second Quarter 2011
•	Inside sales (supermarket excluding gasoline) remained stable despite challenging operating environment
•	Net income for the quarter was $0.3 million, compared with net loss of $8.9 million in prior-year period
•	EBITDA increased 28.9% from the prior year period to $30.3 million in fiscal 2011 second quarter
•	Cash from operations of $35.1 million generated for the 28-week period ended July 16, 2011
WILLIAMSVILLE, NY, August 29, 2011 — Tops Holding Corporation (“Tops” or the “Company”), the parent of Tops Markets, LLC, a leading supermarket retailer with 125 corporate and 5 franchise locations serving the Upstate New York and Northern Pennsylvania regions, today reported financial results for the Company’s second quarter (12-week period) and fiscal 2011 first-half (28-week period) ended July 16, 2011.
Frank Curci, Tops’ President and CEO, commented, “We had a strong quarter, with sales growth and sharply higher profitability, in spite of a difficult and volatile operating environment. We continue to grow in the markets we serve in Upstate New York and Northern Pennsylvania by attracting new customers with our merchandising, while actively taking steps to build loyalty and basket size with our existing customers. We have successfully integrated the acquired Penn Traffic stores under the Tops banner and are enjoying a continued rebound in traffic in those newly renovated stores. Lastly, we are pleased with the growth from the new fuel stations added to our network.”
Fiscal 2011 Second Quarter Financial Results
Net sales of $559.5 million in the second quarter of fiscal 2011 increased by $17.7 million, or 3.3%, from $541.8 million in the fiscal 2010 second quarter.
Inside sales were $507.4 million in the fiscal 2011 second quarter, up $0.4 million, or 0.1%, compared with the same period in the prior year. The increase in inside sales was due to the contribution of new supermarkets opened since August 2010. This contribution was largely offset by a 1.0% decrease in same store sales, which was largely attributable to the timing of the Easter holiday. The week following Easter, historically a very poor sales week, occurred during the first week of the 2011 period, versus the week prior to the beginning of the 2010 period. Additionally, we experienced an increased trend of customers trading down to lower-priced merchandise, including private label products, during the 2011 period.
Gasoline sales increased $17.3 million, or 49.6%, to $52.1 million in the fiscal 2011 second quarter, reflecting a 35.4% increase in the retail price per gallon. Additionally, there was a 10.5% increase in the number of gallons sold, primarily attributable to the addition of three new fuel stations since June 2010.
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Tops Holding Corporation Reports Increases in Sales and Operating Profit in Second Quarter 2011
August 29, 2011

The fluctuation in sales compared with last year’s quarter is summarized as follows, in thousands:

Inside sales:
Increase from incremental stores, net	$5,588	1.1%
Decrease in same store sales	(5,200)	(1.0)%
Gasoline sales:
Pricing increase	12,331	2.3%
Volume increase	4,962	0.9%

TOTAL	$17,681	3.3%
Gross profit for the quarter increased 2.9% to $155.0 million from $150.6 million in the prior-year period, reflecting the increase in sales and lower distribution costs. As a percentage of net sales, gross profit declined 10 basis points to 27.7%. This decline was due to an increase in LIFO expense from $1.0 million during the fiscal 2010 second quarter to $2.8 million during the current year quarter, resulting from continuing significant commodity cost inflation experienced during the 2011 second quarter. Excluding the impact of non-cash LIFO expense, cost of goods sold as a percentage of net sales was relatively consistent year-over-year. This reflects a lower margin rate on inside sales during the 2010 period due to promotional activities associated with the rebannering and grand re-openings of the retained Penn Traffic supermarkets, as well as an increased penetration of private label merchandise sales during the 2011 period. This was offset by the higher proportion of gasoline sales versus inside sales, as gasoline sales occur at lower margin rates.
Total operating expenses for the quarter improved to $140.1 million, compared with $145.3 million in the prior-year period. Last year’s second quarter was impacted by $5.9 million in costs associated with the Penn Traffic acquisition and integration. Depreciation and amortization declined $3.2 million, largely due to certain assets that became fully depreciated during the latter part of 2010.
Operating income for the quarter was $14.9 million, or 2.7% of net sales, up sharply from $5.4 million, or 1.0% of net sales, in the prior-year period.
Rick Mills, Senior Vice President and Chief Financial Officer, noted, “We generated a significant improvement in our operating income on modest sales growth, clear evidence of the progress we have made gaining synergies from the Penn Traffic acquisition, lowering our cost structure, and improving productivity. We continue to identify additional opportunities to improve operating efficiencies that will enhance our cash-generating capability, which will strengthen our balance sheet and better position the Company for future growth.”
Net interest expense of $14.3 million in the fiscal 2011 second quarter was relatively consistent with $14.1 million in the prior-year period.
Net income in the quarter was $0.3 million, compared with a net loss of $8.9 million in the prior-year period, due to the factors described above.
Year-to-date Results
For the first half of 2011, net sales were $1.28 billion, an increase of $69.9 million, or 5.8%, from $1.21 billion in the prior-year period. Inside sales increased 3.1% due to a 1.4% increase in same store sales, the operation of the acquired Penn Traffic supermarkets for four additional weeks, and two new supermarkets opened since August 2010. Gasoline sales increased 45.6% in the first half of 2011 compared to the prior-year period.
Gross profit increased 3.8% to $357.3 million in the first half of 2011, and was 28.0% as a percentage of net sales, down 50 basis points compared to the first half of fiscal 2010. Excluding the impact of non-cash LIFO adjustments, cost of goods sold as a percentage of net sales was 70.0% and 69.5% during the first halves of 2011 and 2010, respectively. This reflects the higher proportion of gasoline sales versus inside sales, as gasoline sales occur at lower margin rates. Total operating expenses in the first half of 2011 decreased by 5.0% to $324.9 million. The first half of fiscal 2010 was impacted by $21.2 million in costs associated with the Penn Traffic acquisition and integration.
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Tops Holding Corporation Reports Increases in Sales and Operating Profit in Second Quarter 2011
August 29, 2011

Operating income in the first half of fiscal 2011 increased to $32.5 million, up from $2.5 million in the prior-year period.
FTC Update
In August 2010, the FTC issued a Proposed Order that would require us to sell seven of the retained supermarkets that were acquired from Penn Traffic. On June 30, 2011, the FTC approved a modified Final Order requiring the sale of the seven supermarkets and the retention of a divestiture trustee to market the supermarkets subject to the Final Order. Also on June 30, 2011, the FTC approved our application to sell three of these supermarkets to Hometown Markets. The sale of these supermarkets closed in late July and early August 2011. We currently operate 52 of the 79 acquired supermarkets under the banners of Tops, P&C and Quality Markets. Net sales and operating loss for the seven supermarkets subject to the Final Order were $13.7 million and $1.6 million, respectively, during the second quarter of fiscal 2011, and $30.9 million and $1.7 million, respectively, during the first half of fiscal 2011.
Supplemental Reporting on EBITDA and Adjusted EBITDA
To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA.
Fiscal 2011 second-quarter EBITDA was $30.3 million, up $6.8 million, or 28.9%, from $23.5 million in the fiscal 2010 second quarter. Fiscal 2011 second-quarter Adjusted EBITDA was $35.7 million, an increase from $33.8 million in the fiscal 2010 second quarter, which included $5.9 million in one-time acquisition-related expenses for Penn Traffic.
See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP.
Strong Cash Generation
Cash provided by operating activities during the first half of fiscal 2011 was $35.1 million, compared with $25.3 million for the fiscal 2010 first half. The increase was due to a $28.8 million increase in earnings, adjusted for non-cash income and expenses. Operating cash flows for the 2010 period included $21.0 million of integration costs and one-time legal and professional fee cash expenditures related to the Penn Traffic acquisition. Changes in operating assets and liabilities represented a use of cash from operating activities of $5.9 million during the first half of fiscal 2011, compared to a source of cash of $13.1 million during the fiscal 2010 first half. This period-over-period change was primarily attributable to the timing of vendor payments and the resulting changes in accounts payable during the respective periods.
Capital expenditures for the first half of fiscal 2011 were $25.9 million, compared with $19.1 million for the prior- year period, and were primarily related to store remodels. The Company expects to invest approximately $40 million in capital expenditures over the next 12 months.
Mr. Curci concluded, “Keeping our stores fresh and new for our customers is an integral part of our strategy, and we will remodel and refresh about 15 stores this year. We are also opening a new location later in the year. Even though we are operating in a difficult economic environment, we continue to invest in our stores and people to solidify our position in each of our markets.”
As of July 16, 2011, the unused commitment under the Company’s ABL facility was $60.3 million, after giving effect to $14.2 million in use for letters of credit. The Company believes that cash generated from operations and the ABL facility will be sufficient to meet cash requirements for at least the next twelve months.
Conference Call Details
Tops will host a conference call on Tuesday, August 30, 2011 beginning at 11:00 a.m. Eastern Time. During the call, Frank Curci, President and Chief Executive Officer, Rick Mills, Senior Vice President and Chief Financial Officer, and Kevin Darrington, Chief Operating Officer, will review the financial and operating results for the fiscal 2011 second-quarter and first-half ended July 16, 2011, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471.
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Tops Holding Corporation Reports Increases in Sales and Operating Profit in Second Quarter 2011
August 29, 2011

To listen to a replay of the call, dial (858) 384-5517, and enter replay pin number 375501. The replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time, Tuesday, September 13, 2011.
About Tops Holding Corporation
Tops is the parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 125 corporate full-service supermarkets and an additional 5 franchise supermarkets. With approximately 12,600 associates, Tops is widely recognized as a strong retail supermarket brand name in Upstate New York and Northern Pennsylvania. The Company’s strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.
For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements, which are generally statements that reflect Tops and its wholly-owned subsidiaries’ current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, undischarged bankruptcy claims relating to the Penn Traffic acquisition, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, liquidity, motor fuel operations, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of Tops. Forward-looking statements contained herein speak only as of the date made and, thus, Tops and its wholly-owned subsidiaries undertake no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason, except as required by law.
Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain items that we believe are non-recurring in nature and are not indicative of future performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which we believe is net income (loss).
FINANCIAL TABLES FOLLOW
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Tops Holding Corporation Reports Increases in Sales and Operating Profit in Second Quarter 2011
August 29, 2011

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	12-week periods ended		28-week periods ended
	July 16, 2011	July 17, 2010	July 16, 2011	July 17, 2010
Net sales	$559,514	$541,833	$1,276,773	$1,206,848
Cost of goods sold	(395,139)	(380,778)	(895,883)	(838,946)
Distribution costs	(9,393)	(10,422)	(23,556)	(23,510)

Gross profit	154,982	150,633	357,334	344,392

Operating expenses:
Wages, salaries and benefits	(76,356)	(73,227)	(175,338)	(167,506)
Selling and general expenses	(23,438)	(24,039)	(56,821)	(55,802)
Administrative expenses (inclusive of share-based compensation expense of $264, $182, $612 and $426)	(18,019)	(22,528)	(43,502)	(62,507)
Rent expense, net	(4,212)	(4,180)	(10,115)	(10,017)
Depreciation and amortization	(11,746)	(14,984)	(26,787)	(33,714)
Advertising	(4,412)	(6,302)	(10,402)	(12,355)
Impairment	(1,891)	—	(1,891)	—

Total operating expenses	(140,074)	(145,260)	(324,856)	(341,901)

Operating income	14,908	5,373	32,478	2,491

Bargain purchase	—	—	—	15,681
Loss on debt extinguishment	—	—	—	(1,008)
Interest expense, net	(14,297)	(14,074)	(33,588)	(32,484)

Income (loss) before income taxes	611	(8,701)	(1,110)	(15,320)

Income tax (expense) benefit	(318)	(214)	(685)	9,699

Net income (loss)	$293	$(8,915)	$(1,795)	$(5,621)

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Tops Holding Corporation Reports Increases in Sales and Operating Profit in Second Quarter 2011
August 29, 2011

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	July 16, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$18,636	$17,419
Accounts receivable, net	55,577	57,044
Inventory, net	118,880	117,328
Prepaid expenses and other current assets	9,686	14,093
Assets held for sale	600	650
Income taxes refundable	203	200
Current deferred tax assets	2,265	2,265

Total current assets	205,847	208,999

Property and equipment, net	371,049	378,575
Intangible assets, net	74,347	79,072
Other assets	12,351	13,705

Total assets	$663,594	$680,351

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$89,410	$93,311
Accrued expenses and other current liabilities	76,182	79,123
Current portion of capital lease obligations	12,092	11,095
Current portion of long-term debt	420	402

Total current liabilities	178,104	183,931

Capital lease obligations	165,571	172,216
Long-term debt	362,731	365,262
Other long-term liabilities	19,863	21,099
Non-current deferred tax liabilities	4,019	3,354

Total liabilities	730,288	745,862

Shareholders’ deficit:
Common shares ($0.001 par value; 300,000 authorized shares, 144,776 issued & outstanding)	—	—
Paid-in capital	(2,056)	(2,668)
Accumulated deficit	(64,302)	(62,507)
Accumulated other comprehensive loss, net of tax	(336)	(336)

Total shareholders’ deficit	(66,694)	(65,511)

Total liabilities and shareholders’ deficit	$663,594	$680,351

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Tops Holding Corporation Reports Increases in Sales and Operating Profit in Second Quarter 2011
August 29, 2011

TOPS HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	28-week periods ended
	July 16, 2011	July 17, 2010
Cash flows provided by operating activities:
Net loss	$(1,795)	$(5,621)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,729	40,710
LIFO inventory valuation adjustments	2,161	(84)
Impairment	1,891	—
Amortization of deferred financing costs	1,411	1,204
Deferred income taxes	665	(10,288)
Share-based compensation expense	612	426
Bargain purchase	—	(15,681)
Loss on debt extinguishment	—	1,008
Other	255	499
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,467	(6,347)
Increase in inventory, net	(3,713)	(3,239)
Decrease in prepaid expenses and other current assets	4,407	3,722
(Increase) decrease in income taxes refundable	(3)	214
(Decrease) increase in accounts payable	(3,909)	14,445
(Decrease) increase in accrued expenses and other current liabilities	(2,853)	1,890
(Decrease) increase in other long-term liabilities	(1,271)	2,427

Net cash provided by operating activities	35,054	25,285

Cash flows used in investing activities:
Cash paid for property and equipment	(25,908)	(19,059)
Proceeds from sale of assets	650	17,483
Acquisition of Penn Traffic assets	—	(85,023)

Net cash used in investing activities	(25,258)	(86,599)

Cash flows (used in) provided by financing activities:
Borrowings on ABL Facility	356,300	58,100
Repayments on ABL Facility	(358,800)	(72,100)
Principal payments on capital leases	(5,803)	(4,586)
Proceeds from long-term debt borrowings	—	112,125
Repayments of long-term debt borrowings	(227)	(36,199)
Deferred financing costs incurred	(57)	(5,328)
Change in bank overdraft position	8	657
Proceeds from issuance of common shares	—	30,000

Net cash (used in) provided by financing activities	(8,579)	82,669

Net increase in cash and cash equivalents	1,217	21,355
Cash and cash equivalents—beginning of period	17,419	19,722

Cash and cash equivalents—end of period	$18,636	$41,077

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Tops Holding Corporation Reports Increases in Sales and Operating Profit in Second Quarter 2011
August 29, 2011

TOPS HOLDING CORPORATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(Dollars in thousands)
(Unaudited)

	12-week periods ended		28-week periods ended
	July 16, 2011	July 17, 2010	July 16, 2011	July 17, 2010
Net income (loss)	$293	$(8,915)	$(1,795)	$(5,621)
Depreciation and amortization	15,411	18,143	35,729	40,710
Interest expense	14,297	14,074	33,588	32,484
Income tax expense (benefit)	318	214	685	(9,699)

EBITDA	30,319	23,516	68,207	57,874

Adjustments to EBITDA:
LIFO inventory valuation adjustments (a)	2,824	1,022	2,161	(84)
Impairment (b)	1,891	—	1,891	—
Share-based compensation expense (c)	408	338	950	790
FTC review costs (d)	261	(17)	537	2,047
One-time Penn Traffic integration costs (e)	—	5,655	—	16,527
Excess IT costs (f)	—	1,460	—	3,406
Sold/closed stores EBITDA (g)	—	1,446	—	1,289
One-time Penn Traffic acquisition costs (h)	—	279	—	4,710
Bargain purchase (i)	—	—	—	(15,681)
Loss on debt extinguishment (j)	—	—	—	1,008
Other one-time expenses (k)	—	139	719	384

Total adjustments to EBITDA	5,384	10,322	6,258	14,396

Adjusted EBITDA	$35,703	$33,838	$74,465	$72,270

Notes:

(a)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(b)	As a result of the sale of three supermarkets during late July and early August, the Company recorded a $1.9 million impairment, representing the excess of the carrying value of assets over the sale price.

(c)	Non-cash compensation costs related to stock option grants.

(d)	One-time legal and professional fees incurred in connection with the FTC’s review of the acquired Penn Traffic supermarkets.

(e)	Transition expenses associated with integrating the acquired Penn Traffic supermarkets, including excess administrative costs while operating the former Penn Traffic corporate office and warehouse, training costs, consulting services and other one-time expenses.

(f)	Effective July 24, 2010, Tops amended its existing IT outsourcing agreement with HP Enterprise Services, LLC, which resulted in an elimination of annual excess IT costs of $8.1 million.

(g)	Represents EBITDA of the 24 acquired Penn Traffic supermarkets that were sold or closed during 2010.

(h)	One-time legal and professional fees incurred in connection with the Penn Traffic acquisition.

(i)	Represents the excess of net assets acquired over the $85.0 million purchase price of Penn Traffic.

(j)	The write-off of deferred financing fees associated with early repayments related to the Company’s credit facilities.

(k)	Other one-time non-recurring items.
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